Exhibit 10.9
This Technology Licence Agreement (the “Agreement”) is made the 16th day of December 1996

BETWEEN

ADVANCED RISC MACHINES LIMITED whose registered office is situated at 90, Fulbourn Road, Cherry Hinton, Cambridge CBI 4JN, England (“ARM”)

and

LG SEMICON COMPANY LIMITED whose principal place of business is situated at 16 Woomyeon-dong. Seocho-gu. Seoul 137-140, Korea (“LGS”).

WHEREAS

LGS has requested ARM and ARM has agreed, to license LGS to manufacture and distribute certain ARM products and thereby to make use of certain portions of the Intellectual Property (as defined below) upon the terms set out in this Agreement.

In consideration of the mutual representations, warranties, covenants, and other terms and conditions contained herein, the parties agree as follows:

1.	Definitions

1.1	“ARM Compliant Product” shall mean any single silicon chip developed by LGS which contains, at a minimum: (i) an ARM7TDMI Core; or (ii) a Modified ARM7TDMI Core, which has been verified in accordance with the provisions of Clause 3.

1.2	“ARM7TDMI Core” shall mean the device as described and identified in the ARM7TDMI datasheet identified in Schedule 2 Part A Item A1.

1.3	“ARM Instruction Set” shall mean both the ARM Instruction Set and THUMB Instruction Set as each are defined in the ARM Architecture and Reference Manual identified in Schedule 2 Part A Item A2.

1.4	“Authorised Distributor” shall mean those distributors appointed, in writing, by LGS.

1.5	“AVS” shall mean the ARM Architectural Validation Suite in binary code format Schedule 2 Part B Section 2 Item T3.

1.6	“Confidential Information” shall mean: (i) any trade secrets relating to the ARM7TDMI Core and Transfer Materials and the source code for any Software; (ii) any information designated in writing by either party as confidential which if disclosed verbally is reduced to writing within thirty (30) days after its oral disclosure; and (iii) the terms and conditions of this Agreement.

1.7	“Core Functional Test Vectors” shall mean the test vectors identified in Schedule 2 Part A Items B10, B11, B12 and B13.

1.8	“Design Win Event” shall mean for each different Design Win Product, the point in time of the sale, supply or other distribution of five hundred (500) units of such product.

1.9	“Design Win Product” shall mean an application specific product made by LGS, an LG Affiliate or LG Group Company, which incorporates an ARM Compliant Product.

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

1.10	“Effective Date” shall mean the date of this Agreement or the date upon which the Korean Government gives approval to this Agreement, whichever is the later, subject always to the provisions of Clause 18.4.

1.11	“Embedded ICE” shall mean the Embedded ICE Protocol Converter identified in Schedule 14.

1.12	“End User Licence” shall mean a licence agreement substantially conforming to that agreement set forth in Schedule 7.

1.13	“Half Year” shall mean each calendar half year ending the 30th June and 31st December of any year.

1.14	“HP” shall mean any Hewlett Packard compatible computer running HP-UX v9.0.5 (and later versions as may be mutually agreed).

1.15	“IBM PC” shall mean any computer. 486 (or above) processor based IBM AT architecture, having, at a minimum. 16Mb RAM. 50Mb hard disc space and running Microsoft DOS v6.2 (and later versions as may be mutually agreed) and, where appropriate, Microsoft Windows 95 or Windows NT. ARM will use reasonable endeavours, in collaboration with LGS, to ensure the Software operates on reputable IBM PC compatible computers provided that such operation is not constrained by significant hardware or software deficiencies.

1.16	“Intellectual Property” shall mean any patents, patent rights, trade marks, service marks, registered designs, topography or semiconductor maskwork rights, applications for any of the foregoing, copyright, know-how, unregistered design right, confidential information, any Intellectual Property Derivatives, and any other similar protected rights in any country, which are taken into use in the design, use or production of the ARM7TDMI Core. Software or Transfer Materials.

1.17	“Intellectual Property Derivatives” shall include: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for work protected by topography or mask right, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (iii) for patentable or patented material, any improvement created by ARM; and (iv) for material protected by trade secret any new material derived from or employing such existing trade secret.

1.18	“LG Affiliate” shall mean each of the companies set forth in Schedule 10. An LG Affiliate shall cease to be an LG Affiliate when; (i) it is merged into a corporation other than an LG Group Company; or (ii) the majority of its voting shares becomes owned or controlled by a person, company or other legal entity other than an LG Group Company; or (iii) the Chief Executive Officer (referred to in Korean as “Hoejang”) ceases to control directly or indirectly such LG Affiliate.

1.19	“LG Group Company” shall mean each of the companies identified in Schedule 8.

1.20	“LGS Users” shall mean LGS (or any LG Group Company) when incorporating an ARM Compliant Product, distributed pursuant to this Agreement, for use in LGS’s (or such LG Group Company’s) end user products.

1.21	“LGS Materials” shall mean such of the Transfer Materials (or any additional materials) as are necessary to enable ARM, in respect of any Modified ARM7TDMI Core, to exercise the rights set out in Clause 2.3.

1.22	“Models” shall mean: (i) the object code and source code of the programs identified in Schedule 3 Part A; (ii) the object code and such source code of the programs identified in Schedule 3 Part B as may be necessary (at ARM’s absolute discretion) to allow the support of subsequent releases of the specified simulator: and (iii) subject to the payment by LGS of the fee(s) set out in Clause 9.2, the object code and such source code of the programs identified in Schedule 3 Part C as may be necessary (at ARM’s absolute discretion) to allow the support of subsequent releases of the specified simulator; together with such Updates thereof, if any, as are developed by or for ARM.
1.23	“Modified ARM7TDMI Core” shall mean any ARM7TDMI Core modified in accordance with the provisions of Clause 2.2.

1.24	“NSP” shall mean the net sales price of any ARM Compliant Product calculated by taking the aggregate invoice price charged on arm’s length terms by LGS and its Subsidiaries in the sale or distribution of any ARM Compliant Product, less any (i) value added, turnover, import, or other tax, duty or tariff payable thereon (ii) freight and insurance costs incurred and (iii) amounts actually repaid or credited with respect to any ARM Compliant Products returned.

In the event that ARM, in its discretion, considers that the NSP for any ARM Compliant Product charged to LGS Users is materially below the open market value for such ARM Compliant Product, the NSP shall be deemed to be: in the case of the sale or distribution of any ARM Compliant Product to LGS Users, the net sales price for such ARM Compliant Product sold by LGS to third parties; and in the case of the sale or distribution of ARM Compliant Products manufactured for, and supplied solely to, LGS Users, at a minimum, the sum of:
(i)	the cost of materials and the cost of fabrication or such other processing of such ARM Compliant Product; and

(ii)	an amount for general expenses and profit equal to that usually reflected in the sales to third parties of products of the same general class or kind as the ARM Compliant Product; and

(iii)	the cost of all packaging.
1.25	“PIV Card” shall mean the hardware identified in Schedule 2 Section 1 Part A as Item E1.

1.26	“Software” shall mean together the Models, Tools, Test Programs, Embedded ICE and Vectors.

1.27	“Subsidiary” shall mean any company the majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by a party hereto or any company a majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by any of the aforementioned entities. A company shall be considered a Subsidiary only so long as such control exists.

1.28	“Sun/SunOS” shall mean any Sun/SPARC compatible computer running SunOS v4.1.3_u1 (and later versions as may be mutually agreed).

1.29	“Test Programs” shall mean the source code and object code of the programs identified in Schedule 2 Part B Section 1 Items T1 and T2 together with such Updates, if any, as are developed by or for ARM.

1.30	“Test Chip” shall mean a device which complies with the test chip specification set forth in Schedule 2 Part A Item D1.

1.31	“Test Chip Characterisation Vectors” shall mean those test vectors identified in Schedule 2 Part A Items D6, D7, D8 and D9.

1.32	“Test Chip Functional Vectors” shall mean those test vectors identified in Schedule 2 Part A Items D4 and D5.

1.33	“Tools” shall mean the source and object code of the programs identified in Schedule 4 Parts A and B; and (ii) the documentation identified in Schedule 4 Part C, together with such Updates, if any, as are developed by or for ARM.

1.34	“Trademarks” shall mean the trademarks, service marks and logos set forth in Schedule 5.

1.35	“Transfer Materials” shall mean that technical information with respect to the ARM7TDMI Core identified in Schedule 2 Part A.

1.36	“Updates” shall mean; (i) for the Software, any bug fixes or enhancements to the Software the incorporation of which ARM, in its absolute discretion, decides does not cause to be created a new product; and (ii) for the Transfer Materials, all modifications, enhancements and updates to the Transfer Materials, created by ARM, including such modifications to the Transfer Materials as are made by ARM’s other licencees and adopted by ARM for general release as an update provided that ARM may exclude any modification, enhancement or update which ARM, in its absolute discretion decides, results in the creation of a new product;

1.37	“Use” shall mean copying the programs identified in Schedule 3 Parts B and C and Schedule 4 Parts A and C onto a computer for the purposes of processing the instructions or statements contained therein, but excluding disassembly, reverse assembly, or reverse compiling except as permitted by local legislation implementing Article 6 of the EC Software Directive and only to the extent necessary to achieve interoperability of an independently created program with other programs. Disassembly, reverse assembly, or reverse compiling for die purpose of error correction is specifically prohibited.

1.38	“Vectors” shall mean together the Test Chip Functional Vectors and Test Chip Characterisation Vectors.

1.39	“1995 Agreement” shall mean the Technology Licence Agreement between ARM and LGS dated the 5th October 1995.

2.	Licence

2.1	In consideration of the fee (“Core Fee”) set out in Schedule 12 Part A, ARM hereby grants to LGS, under the Intellectual Property, a perpetual (subject to Clause 18), non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence to:
(i)	use, modify (subject to the provisions of Clauses 2.2 and 2.3) and copy the Transfer Materials solely for the purposes of creating, developing, manufacturing, having manufactured (subject to the provisions of Clauses 2.4 and 2.5), and selling, supplying and distributing to any third party, ARM Compliant Products;

(ii)	modify, translate, reproduce and distribute, subject to the confidentiality obligations set forth in Clause 14, the documentation identified in Schedule 2 (except Item A2).

2.2	LGS may modify:
(i)	the internal logic of any ARM7TDMI Core:

(ii)	the layout of any ARM7TDMI Core where necessary for the purposes of manufacturing such ARM7TDMI Core on another CMOS process,
PROVIDED ALWAYS THAT the Modified ARM7TDMI Core retains compatibility with the ARM Instruction Set. A Modified ARM7TDMI Core will be deemed compatible if the Test Chip for the Modified ARM7TDMI Core: (i) executes each and every instruction contained in the ARM Instruction Set; (ii) executes the instructions at an identical rate of clocks per instruction as the ARM7TDMI Core from which it was derived; and (iii) runs the Vectors and the AVS.

2.3	LGS hereby grants to ARM, in respect of all modifications made to the ARM7TDMI Core (“Modifications”), a perpetual and irrevocable, royalty-free, non-transferable, non-exclusive, world-wide right and licence to manufacture, have manufactured, modify, create derivative works of, use, sell, supply and distribute all Modifications and sub-license others to exercise similar rights with respect to such Modifications. In pursuance of the licence to all Modifications hereby granted, LGS shall;
2.3.1	prior to any prototype production of the first ARM Compliant Product including any Modification, deliver to ARM, in writing, a full technical description of such proposed Modification; and

2.3.2	within thirty (30) days of the first shipment of the first ARM Compliant Product including any Modification, deliver to ARM the LGS Materials for such ARM Compliant Product including the Modification.
For the avoidance of doubt, nothing in this Clause 2.3 shall be construed as granting to ARM any right or licence to any peripheral devices owned by LGS which are integrated around the ARM7TDMI Core.

ARM shall notify LGS in the event that ARM incorporates any Modification in any general update to or general release of the ARM7TDMI Core.
2.4	LGS may exercise its right to have manufactured ARM Compliant Products provided that:
(i)	LGS notifies ARM of the identity of LGS’s subcontracted manufacturer (“Manufacturer”) not less than thirty (30) days prior to first prototype production by the Manufacturer; and

(ii)	LGS ensures that any Manufacturer agrees (i) to be bound by the same obligations of confidentiality as are contained in this Agreement and (ii) to supply The ARM Compliant Products solely to LGS.
In the event that any Manufacturer breaches the provisions referred to in this Clause 2.4, LGS agrees that such breach shall be treated as a material breach of this Agreement by LGS which is incapable of remedy. Further LGS hereby undertakes to keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to such breach.

For the avoidance of doubt, in the event that LGS subcontracts only the packaging of ARM Compliant Products to a third party, LGS shall be released from the obligations of this Clause 2.4.

2.5	In the event that LGS subcontracts the packaging of ARM Compliant Products, LGS shall
(i)	ensure that the packaging company agrees to supply the ARM Compliant Products solely to LGS; and

(ii)	undertake to keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to the breach of the provisions of Clause 2.5(i).
2.6	For the avoidance of doubt, no right is granted to LGS to:
(i)	sublicense the rights licensed to LGS pursuant to Clause 2.1;

(ii)	distribute any ARM Compliant Product prior to verification in accordance with Clause 3 except that in the event that it is the intention of LGS, and LGS do proceed, to verify a device in accordance with Clause 3, LGS may distribute a maximum of one hundred (100) prototype units of such device without having verified such device.
2.7	Save as licensed in Clause 2.1, LGS acquires no right, title or interest in the ARM7TDMI Core or Transfer Materials and Intellectual Property. In no event shall the licence grant set forth in Clause 2.1 be construed as granting LGS, expressly or by implication, estoppel or otherwise, a licence to use any ARM technology or intellectual property other than that pertaining to the ARM7TDMI Core.

2.8	During the term of this Agreement, LGS may exercise the right to include any Subsidiary as a licence of ARM provided that:
(i)	such Subsidiary agrees in writing, as set forth in Schedule 1, to be bound by the obligations of LGS and to comply with all the terms and conditions of this Agreement LGS shall deliver to ARM a copy of the Subsidiary’s undertaking within thirty (30) days of the execution of such undertaking:

(ii)	any breach of the terms and conditions of this Agreement by a Subsidiary shall constitute a breach of this Agreement by LGS;

(iii)	any termination of this Agreement as provided by Clause 18 shall be effective in respect of all Subsidiaries;

(iv)	any licence, granted in accordance with the provisions of this Clause 2.8, shall automatically terminate upon any Subsidiary ceasing to be a Subsidiary.
2.9	During the term of this Agreement LGS may exercise the right to include any LG Affiliate as a Licence of ARM provided that:
(i)	such LG Affiliate agrees in writing, as set forth in Schedule 11, to be bound by the obligations of LGS and to comply with all the terms and conditions of this Agreement LGS shall deliver to ARM a copy of the LG Affiliate’s undertaking within thirty (30) days of the execution of such undertaking;

(ii)	any breach of the terms and conditions of this Agreement by a LG Affiliate shall constitute a breach of this Agreement by LGS;

(iii)	any termination of this Agreement as provided by Clause 18 shall be effective in respect of all LG Affiliates;

(iv)	any licence, granted in accordance with the provisions of this Clause 2.9, shall automatically terminate upon any LG Affiliate ceasing to be a member of the LG Group.
3.	Verification of ARM Compliant Products

3.1	LGS shall manufacture and characterise a Test Chip for the ARM7TDMI Core and any Modified ARM7TDMI Core.

3.2	LGS shall:
(i)	run the Vectors, in the appropriate format, on the Test Chip and deliver to ARM, a copy of the log (“the Log Results”) generated by running the Vectors together with five (5) samples of the Test Chip: and

(ii)	run the AVS on the Test Chip (by means of a PIV Card) and deliver to ARM a copy of the log (“the AVS Results”) generated by running the AVS.
ARM may, at ARM’S discretion, exercise the right to run the Vectors and/or AVS on the Test Chip.

3.3	The ARM7TDMI Core shall be verified upon:
(i)	ARM’S acceptance, of the Log Results either; (a) delivered by LGS; or (b) generated by ARM. The Log Results shall be accepted when they indicate that no errors have been detected or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties: and

(ii)	ARM’s acceptance of the AVS Results either; (a) delivered by LGS; or (b) generated by ARM. The AVS Results shall be accepted when they indicate that no differences have been detected between the AVS Results and the AVS reference file supplied by ARM or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties.
ARM shall notify LGS, in writing, within thirty (30) days of delivery by LGS of the Log Results and Test Chip samples to ARM (the “Verification Period”), whether the Test Chip has been verified or has failed the verification process. In the event that the Test Chip fails the verification process, ARM shall provide details of the errors which cause the failure to LGS and LGS shall endeavour to correct the errors. The parties shall repeat the above process until either: (i) the Test Chip is verified; or (ii) LGS withdraws the Test Chip from the verification process. In the event that ARM fails to notify LGS of the result of the verification process within the Verification Period, the Test Chip subject to the verification process shall be deemed verified.

3.4	Provided that: (a) the Test Chip has been verified in accordance with the provisions of Clause 3.2; and (b) the ARM Compliant Product containing the ARM Core contained in such Test Chip runs the Core Functional Test Vectors and they indicate that no errors have been detected (or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties), LGS may distribute such ARM Compliant Product without further verification.

3.5	LGS shall provide to ARM. free of charge, within thirty (30) days of verification in accordance with Clause 3.2, fifty (50) samples of each Test Chip manufactured by LGS on each process utilised for such manufacture, so that ARM, at its option, may test the compatibility of each Test Chip. For the avoidance of doubt, there shall be no restriction on ARM’s use of such samples provided that ARM shall not reverse engineer any Test Chips provided by LGS under this Clause 3.

4.	Models Licence

4.1	In consideration of the fee (“Models Fee”) set out in Schedule 12 Part K, ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the Intellectual Property, to;
(i)	reproduce and use, internally and for third party support purposes, the Models and relevant documentation;

(ii)	reproduce and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the Use of the object code of the Models (excluding the Model identified in Schedule 3 Part A);

(iii)	modify, reproduce, use and distribute, in connection with the Models (excluding the Model identified in Schedule 3 Part A), the documentation (including any modified documentation) relevant thereto.

(iv)	sub-license the distribution rights granted to LGS under Clauses 4.1(ii) and (iii) to Authorised Distributors only.
4.2	For the avoidance of doubt, except as provided by Clause 4.1(iv), no right is granted to LGS to sub-license the right to sell, supply or otherwise distribute the Models.
5.	Tools Licence

5.1	In consideration of the Fees set out in Schedule 12 Part L. ARM hereby grants, to LGS, a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the Intellectual Property, to;
(i)	modify the Tools and related documentation identified in Schedule 4 solely for the purpose of providing Hangul language support and incorporating any LGS logo;

(ii)	copy and use the Tools and related documentation identified in Schedule 4 (and any modified versions thereof created under the provisions of Clause 5.1(i)), internally only.
5.2	If, within the period of two (2) years from the Effective Date LGS exercises any of the following options;
Option 1: payment of the fees (“Tools Distribution Option Fee 1”) set out in Schedule 12 Part H; or

Option 2: payment of the fees (“Tools Distribution Option Fee 2”) set out in Schedule 12 Part I; or

Option 3: payment of the fees (“Tools Distribution Option Fee 3”) set out in Schedule 12 Part J.
The licence to the Tools provided in Clause 5.1 shall be extended to include the following rights:
(i)	copy and distribute and sub-license (provided that the end user agrees to be bound by the End User Licence) the Use of the object code of the Tools identified in Schedule 4 Part A and Schedule 4 Part C;

(ii)	copy and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the use of the Tools identified in Schedule 4 Part B (including the Tools modified in accordance with Clause 5.1(ii));

(iii)	modify, copy, use and distribute the Tools documentation identified in Schedule 4 Part D (including any modified Tools documentation);

(iv)	sub-license the distribution rights granted to LGS under Clauses 5.2 (i)-(iii) to Authorised Distributors only.
5.3	For the avoidance of doubt, except as provided by Clause 5.2(iv), no right is granted to LGS to sub-license the right to sell, supply or otherwise distribute the Tools.
5A.	Embedded ICE Licence

5A.1	In consideration of the fees paid by LGS to ARM as set out in Schedule 12 Part C. ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide licence under the Intellectual Property to;
(i)	use copy and modify the Embedded ICE, internally and for third party support purposes;

(ii)	copy and distribute and sub-license (provided that the end user agrees to be bound by the End User Licence) the Use of the binary code derived from the source code for the Embedded ICE (together with any modified versions thereof created under the provisions of Clause 5A.1(i)) of the Embedded ICE.
5B. PID7T Configurable Device Programs Licence

5B.1 ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide licence under the Intellectual Property to;
(i)	use copy and modify the PID7T Configurable Device Programs identified in Schedule 15 Part B, internally and for third party support purposes.
6.	Verification and Test Licence

6.1	In consideration of the fees (“Core Fees”) paid by LGS to ARM as set out in Schedule 12 Part A. ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), nonexclusive, world-wide right and licence under the Intellectual Property, to copy, modify (subject to the provisions of Clause 6.2) and use internally only, the Test Programs and associated documentation.

6.2	LGS may modify the Test Programs provided that;
(i)	the Test Programs exhibit the same functionality after modification as they did prior to modification; and

(ii)	LGS shall, upon request, from ARM, deliver, to ARM, the source code for such modified Test Programs and a file of the test patterns generated using such modified Test Programs.
6.3	ARM hereby grants, to LGS, a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the ARM’s Intellectual Property rights, to copy and use internally only, the AVS.

6.4	ARM hereby grants, to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the ARM’s Intellectual Property rights, to copy, translate into different formats and use, and distribute (subject to the conditions attaching to limited confidential information described in Clause 14.2) solely for the purpose of testing ARM Compliant Products, the Vectors and Core Functional Vectors.

7.	Ownership of the Software

7.1	In no event shall the licence grants set forth in Clauses 4.1. 5.1, 5A.1 and 6.l be construed as granting LGS, expressly or by implication, estoppel or otherwise, a licence under any ARM technology other than the Software and related documentation.

7.2	Except as licensed to LGS in Clauses 4.1. 5.1. 5A.1 and 6.1 all right, title and interest in and to the Software and related documentation shall remain vested in ARM.

7.3	LGS shall reproduce and not remove or obscure any notice incorporated in the Software or related documentation by ARM to protect ARM’s Intellectual Property Rights or to acknowledge the copyright and/or contribution of any third party developer. LGS shall incorporate corresponding notices and/or such other markings and notifications as ARM may reasonably require on all copies of Software and related documentation used or distributed by LGS.

8.	Trademark Licence

8.1	ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, royalty-free, world-wide right and licence under ARM’s Intellectual Property rights, to use the Trademarks in the promotion and sale of ARM Compliant Products.

8.2	LGS shall use the Trademarks, in accordance with ARM’s guidelines set forth in Schedule 5 (the “Guidelines”), on (i) all ARM Compliant Products sold or distributed by LGS and (ii) all documentation, promotional materials and software associated with such ARM Compliant Products. ARM shall have the right to revise Schedule 5 and the Guidelines (including the right to add further trademarks or modify the Trademarks) provided that such revisions are made in respect of the Guidelines issued to all licencees of the Trademarks. Any such revisions shall be effective, upon ninety (90) days written notice to LGS.

8.3	LGS shall be released from the provisions of Clause 8.2 in the case of any ARM Compliant Product, created or developed by LGS, solely for a specific customer of LGS provided that; (a) the customer has notified LGS, in writing, that the customer wishes the ARM Compliant Product packaging not to bear any Trademark; and (b) the ARM Compliant Product does not bear the LGS name or trademark.

8.4	LGS shall submit samples of documentation, packaging, and promotional or advertising materials bearing the Trademarks to ARM from time to time in order that ARM may verity compliance with the Guidelines. In the event that any documentation, packaging, promotional or advertising material fails to comply with the Guidelines, ARM shall notify LGS and LGS shall rectify such documentation, packaging, and promotional or advertising materials so as to comply with the Guidelines and cease using any such non-compliant materials within thirty (30) days of the date of ARM’s notice. Any documentation, packaging, and promotional or advertising materials not rejected for failing to comply with the Guidelines by ARM within thirty (30) days after delivery to ARM shall be deemed approved.

8.5	LGS agrees to assist ARM in maintaining the validity of the Trademarks by retaining a record of its use of the Trademarks. Such records shall include samples of the use of each of the Trademarks as well as information regarding the first use of the Trademarks in each country. Upon request, LGS shall make available all such records.

8.6	Except as provided by the terms of this Agreement, LGS shall not use or register any trademark, service mark, device or logo, any of the Trademarks or any word or mark confusingly similar to any of the Trademarks in any jurisdiction.

9.	Licence Fees and Royalties

9.1	In consideration of the licences granted to the Transfer Materials and the delivery of the Transfer Materials to LGS under this Agreement, LGS shall pay the fees (“Core Fees”) set out in Schedule 12 Part A.

9.1A	In consideration of the delivery of the PID7T cards and Embedded ICE protocol converters (identified in Schedule 15) to LGS under this Agreement, LGS shall pay the fee (“PID Fee”) set out in Schedule 12 Part M.

9.2	For each ARM Compliant Product sold, supplied or distributed by LGS. LGS shall pay a royalty (“Running Royalty”) calculated in accordance with the provisions of Schedule 13.

9.3	For the period of five years from the Effective Date (“Design Win Period”). LGS shall pay a non-refundable fee (“Design Win Fee”), as set out in Schedule 12 Part G, upon each Design Win Event up to a maximum of eight (8) Design Win Fees (except no Design Win Fee shall be payable on the first Design Win Event). No Design Win Fees shall be payable after the Design Win Period and LGS shall not manipulate the sale, supply or other distribution of any Design Win Product to avoid the payment of a Design Win Fee.

9.3A	After a period of ten (10) years from the first commercial shipment of the first manufactured ARM Compliant Product under this Agreement (the “Initial Period”), LGS shall be entitled to either; (i) require ARM to enter into good faith negotiations to revise the Running Royalty rates for the remainder of the term of this Agreement; or (ii) require ARM to enter into good faith negotiations to agree a sum payable by LGS to ARM in lieu of the Running Royalties which would otherwise fall due in accordance with the provisions of Clause 9.2. LGS shall exercise its rights under this Clause 9.3A upon written notice to ARM referring to this Clause 9.3A, served not less that six (6) months prior to the expiry of the Initial Period. For the avoidance of doubt, in the event that;
(i)	LGS fails to serve any notice in accordance with the provisions of Clause 9.3, the rights set forth in Clause 9.3A shall lapse; or

(ii)	the parties fail to reach agreement prior to the expiry of the Initial Period and LGS does not terminate this Agreement, LGS shall continue to pay the Running Royalties in accordance with the provisions of Clause 9.2.
9.4	In no event shall any Fee or Design Win Fee be construed as being an advance payment of Running Royalties and no right of set off of Running Royalties against any Fee or Royalty Fee paid to ARM, by LGS, shall exist. LGS shall not manipulate distribution of ARM Compliant Products between LGS Subsidiaries for the purpose of avoiding payment of Running Royalties at a higher rate than would have been the case if such manipulation had not taken place.

9.5	In consideration of the Embedded ICE licence under Clause 5A, LGS shall pay to ARM a fee (“Embedded ICE Fee”), as set out in Schedule 12 Part C, and for each microprocessor development system created by LGS which incorporates the Embedded ICE (or a modified version thereof created under the provisions of Clause 5A.1(i) a further fee (“Embedded ICE Royalty”) as set out in Schedule 12 Part C.

9.6	Upon giving written notice to ARM referring to this Clause 9.6, together with payment, to ARM of the option fee set out in Schedule 12 Part B, for a limited period of three (3) years from the Effective Date, LGS may extend the licence contained in Clause 4 hereof, so as to include any of the simulator specific models specified in Schedule 3 Part C.

9.7	In consideration of the Core maintenance services provided under Clause 12 and the training provided under Clause 13A, LGS shall pay, to ARM the fee (“Core Maintenance Fee”) set out in Schedule 12 Part D.

9.8	In consideration of the Software maintenance services provided under Clause 13, LGS shall pay, to ARM the fee (“Software Maintenance Fee”) set out in Schedule 12 Part E.

9.9	LGS shall keep all records of account as are necessary to demonstrate compliance with its obligations under this Clause 9.

9.10	ARM shall have the right for representatives of a firm of independent Chartered Accountants to which LGS shall not unreasonably object (“Auditors’”), to make an examination and audit by prior appointment during normal business hours, not more frequently than once annually, of all records and accounts as may under recognised accounting practices contain information bearing upon (i) the number of chips and the NSP of ARM Compliant Products sold or distributed by LGS under this Agreement and (ii) the amounts of Running Royalties payable to ARM under this Clause 9. The Auditors will report to ARM only upon whether the Running Royalties paid to ARM by LGS were or were not correct, and if incorrect, what are the correct amounts for the Running Royalties. LGS shall be supplied with a copy of or sufficient extracts from any report prepared by the Auditors. The Auditors report shall (in the absence of clerical or manifest error) be final and binding on the parties. Such audit shall be at ARM’s expense unless it reveals an underpayment of Running Royalties of five per cent (5%) or more, in which case LGS shall reimburse ARM for the costs of such audit. LGS shall make good any underpayment of royalties forthwith. If the audit identifies that LGS has made an overpayment, such overpayment will be credited to the next such payment or payments to be made by LGS.

9.11	Any income or other tax which LGS is required by law to pay or withhold on behalf of ARM with respect to any licence fees and/or royalties payable to ARM under this Agreement shall be deducted from the amount of such licence fees and/or royalties otherwise due provided, however, that in regard to any such deduction, LGS shall give to ARM such assistance as may be necessary to enable or assist ARM to claim exemption therefrom, or credit therefor, and shall upon request furnish to ARM such certificates and other evidence of deduction and payment thereof as ARM may properly require.

9.12	Any Running Royalties due to ARM under this Agreement shall be paid in accordance with the terms set forth in Schedule 6 Part B. All other sums shall be due, to ARM, in accordance with the provisions of Schedule 12 and shall be paid within thirty (30) days of the date of ARM’s invoice therefor except that in the case of the Core Fee [*****] shall be paid within thirty (30) days of the date of ARM’s invoice therefor and [*****] shall be paid within ninety (90) days of the date of ARM’s invoice therefor.

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

9.13	If any sum due under this Agreement is not paid within thirty (30) days of receipt of the invoice therefor, then (without prejudice to ARM’s other rights and remedies) ARM reserves the right to charge interest on such sum on a day to day basis (as well after as before any judgement) from the date from which payment was due to the date of payment at the rate of five (5) per cent per annum above the base rate of Barclays Bank PLC from time to time in force.

10.	Delivery, Acceptance and Production Costs

10.1	In consideration of the payment to ARM by LGS of the fee (“Design Transfer Fee”) set out in Schedule 12 Part F. ARM shall port and deliver to LGS database CD in respect of the ARM7TDMI Core which conform to the LGS 0.35 micron ASIC Design Rules Version 2 (Aug 19th 1996). In the event that LGS delivers a later set of rules ARM shall review and if the amount of work involved is substantially different then ARM and LGS shall mutually agree an alternative course of action.

10.2	ARM shall deliver any deliverables due to LGS under the provisions of this Agreement in accordance with the delivery schedule set forth in Schedule 9.

10.3	Unless otherwise agreed in writing, delivery:
(i)	by LGS, shall take place at Advanced RISC Machines Limited 90 Fulbourn Road, Cherry Hinton, Cambridge CB1 4JN. England marked for the attention of the Engineering Director;

(ii)	by ARM, shall take place at 16 Woomyeon-dong, Seocho-gu, Seoul 137-140. Korea marked for the attention of Mr Jay H. Kim.
10.4	ARM shall not be responsible under the terms of this Agreement for any recoverable or non-recoverable costs incurred directly or indirectly, by LGS in the design translation, processing, or manufacture of masks and prototypes characterisation or manufacture of production quality silicon in whatever quantity.

11.	Contract Administrators

11.1	The parties hereby appoint the following individuals as their respective contract administrators between ARM and LGS with respect to this Agreement:

ARM:	LGS:

For legal notices:

David N MacKay VP of Strategic Alliances Advanced RISC Machines Limited 90, Fulbourn Road Cherry Hinton Cambridge CBl 4JN England	Jong-Taek Hong General Manager Legal Affairs Department LG Semicon Co Limited 891 Daechi-dong Kangnam-ku Seoul Korea

For corporate issues:

James S Urquhart
VP of Sales and Marketing	Mr. Young-Pyo Bae
Advanced RISC Machines Limited	Managing Director
90, Fulbourn Road	LG Semicon Co Limited
Cherry Hinton	891 Daechi-dong
Cambridge	Kangnam-ku
CB1 4JN	Seoul
England	Korea

For Confidential Information:

Bryn Parry	Mr. Jay H. Kim
Business Unit Manager	Group Leader MD 8
At the address set forth above	At the address set forth above

For financial issues:

Angela Au	Mr. K K. Kang
Financial Controller	General Manager
At the address set forth above	At the address set forth above

For applications support:

Bryn Parry	Mr. Jay H. Kim
Business Unit Manager	Group Leader MD 8
At the address set forth above	At the address set forth above

For software support:

Bryn Parry	Mr. Jay H. Kim
Business Unit Manager	Group Leader MD 8
At the address set forth above	At the address set forth above
11.2	The contract administrators identified herein are appointed by the parties for the receipt and dispatch on their behalf of all communications relating to the administrators’ above designated areas of responsibility. The contract administrators shall also be responsible for the good progress of the parties’ performance under this Agreement and the timely resolution of all technical, administrative and commercial issues which may arise from time to time during the execution of this Agreement.

11.3	Each party reserves the right to change its appointment as above upon seven (7) days written notice to the other party’s then current corresponding liaison.

12.	Core Maintenance Services

12.1	In consideration of the payment of the Core Maintenance Fee to ARM, by LGS, ARM shall provide, to LGS, in respect of the ARM7TDMI Core through the parties’ applicable contract administrator, the following maintenance services;
(i)	the correction, to the extent reasonably possible, of any defects in any ARM7TDMI Core which cause such ARM7TDMI Core not to operate in accordance with the functionality described in the applicable documentation. If ARM determines that such defects are due to errors in such description, ARM shall promptly issue corrections to the applicable documentation and shall not be required to correct the

                    Transfer Materials provided that LGS is not thereby prevented from commercially exploiting such ARM7TDMI Core.
(ii)	reasonable telephone and written consultation pertaining to the operation and application of the ARM7TDMI Core;

(iii)	any bug-fixes or corrections to the ARM7TDMI Core made available by ARM to any third party;

(iv)	all Updates to the ARM7TDMI Core;

(v)	the provision of ARM-related training;
The services provided under Clauses 12.1(ii), 12.1(v) and 13.1(ii) shall together be limited to a total of thirty (30) man days per annum.

12.2	Upon LGS requesting ARM’S assistance pursuant to the provisions of Clause 12.1, LGS shall promptly provide to ARM such samples and technical information as ARM may reasonably require to enable ARM to provide such assistance.

12.3	In notifying ARM of any defects or problems LGS shall use a format and medium reasonably requested by ARM. Notwithstanding the foregoing, LGS shall provide ARM promptly with any information or assistance reasonably requested by ARM to enable ARM to provide the maintenance service hereunder.

12.4	The maintenance services shall be provided at ARM’s UK premises. Nevertheless, ARM will use reasonable efforts to provide maintenance services to LGS, at LGS’s premises, subject to LGS meeting all reasonable travelling, accommodation and sustenance expenses.

12.5	For the avoidance of doubt, ARM’s obligation under this Clause 12 is limited expressly to the provision of the maintenance services to LGS and ARM shall be under no obligation to provide the maintenance services to LGS’s customers.

13.	Software Maintenance Services

13.1	In consideration of the payment of the Software Maintenance Fee to ARM, by LGS, ARM shall provide to LGS, in respect of the Software, through the parties’ applicable contract administrator, the following maintenance services:
(i)	to correct, to the extent reasonably possible, any defects in the Software which cause the Software not to operate in accordance with the description of the Software’s function in the applicable documentation. If ARM determines that such defects are due to errors in such description, ARM shall promptly issue corrections to the documentation and shall not be required to alter the Software provided that LGS is not thereby prevented from commercially exploiting the Software.

(ii)	to provide reasonable telephone and written consultation pertaining to the operation and application of the Software.

(iii)	to provide as available Updates to the Software.
13.2	In notifying ARM of any defects or problems LGS shall use a format reasonably requested by ARM. LGS shall provide ARM promptly with any information or assistance reasonably requested by ARM to enable ARM to provide the maintenance service hereunder.

13.3	For the avoidance of doubt, ARM’s obligation under this Clause 13 is limited expressly to the provision of the Software maintenance services to LGS and ARM shall be under no obligation to provide the maintenance services to LGS’s sub-licensees of the Software.

13A.	Training

I3A.1	In consideration of the Fees see out in Schedule 12 Part D. ARM shall provide, on reasonable notice, at ARM’s premises in Cambridge, up to four (4) weeks of support for up to two (2) LGS personnel in relation to building the Test Chip and use of the Embedded ICE.

14.	Confidentiality

14.1	Save as provided by Clause 14.2, each party shall maintain in confidence the Confidential Information disclosed by the other party and apply security measures no less stringent than the measures that such party applies to protect its own like information, but not less than a reasonable degree of care, to prevent unauthorised disclosure and use of the Confidential Information. The period of confidentiality shall be (i) indefinite with respect to the terms of this Agreement, pattern generation tapes and photomasks and (ii) twenty (20) years with respect to all other information.

14.2	In the event that either party qualifies the confidentiality of any Confidential Information in writing by marking such Confidential Information with the words “Limited Confidentiality”, such Confidential Information may be disclosed to a third party who has entered into a non disclosure agreement (“NDA”) with the recipient containing substantially similar terms to this Clause 14. A NDA in respect of the disclosure of business Confidential Information may be limited in duration to a period of not less than three (3) years from the date of disclosure. A NDA in respect of the disclosure of technical Confidential Information may be limited in duration to a period of not less than five (5) years from the date of disclosure.

14.3	The provisions of this clause shall not apply to information which:-
(i)	is known and has been reduced to tangible form by the receiving party prior to disclosure by the other party; or

(ii)	is, or becomes through no fault of the receiving party, generally known; or

(iii)	is disclosed to the receiving party by a third party having the lawful right to make such disclosure; or

(iv)	is independently conceived by the receiving party provided that the receiving party is able to provide evidence of such independent conception in the form of written records; or

(v)	is released to the receiving party for disclosure to any third party, other than on a confidential basis, by the disclosing party in writing; or

(vi)	as required by any court or other governmental body.
14.4	For the avoidance of doubt, LGS Royalty Reports may be disclosed to, in confidence, ARM’s financial and/or legal advisors. In addition, ARM may disclose the total unit sales of ARM Compliant Products.

14.5	The parties agree that the disclosure of Confidential Information to a party hereunder shall be co-ordinated through the appointed contract administrators identified for such purpose in Clause 11.1.

15.	Warranties

15.1	ARM warrants that the materials delivered to LGS will be sufficient for a competent semiconductor manufacturer to produce an ARM7TDMI Core which meets the functionality specified in the ARM Datasheet Doc. No. ARM DDI 0029E. LGS’s sole and exclusive remedy for any breach of such warranty shall be for ARM to correct any errors in the materials and deliver such corrected materials to LGS or replace the materials at ARM’s discretion.

15.2	LGS acknowledges that the Software cannot be tested in every possible operation, and accordingly ARM does not warrant that the Software will be free from all defects or that there will be no interruption in its use. However, ARM warrants that the Software will be complete and comply with the description of its functionality specified in the documentation. LGS’s sole and exclusive remedy for any breach of such warranty shall be for ARM, as soon as is reasonably practicable, to correct any errors in the Software and deliver such corrected Software to LGS.

15.3	ARM further warrants that to ARM’s knowledge and belief, but expressly without having undertaken any searches for prior art, that:
(i)	the ARM7TDMI Core, and Software do not infringe any third party copyright, maskwork right or trade secret; and

(ii)	there are no pending claims that have been made, or actions commenced, against ARM for breach of any third party copyright, maskwork right, patent or trade secret; and

(iii)	ARM, or its applicable licensor, is the owner of the properties to be delivered to LGS; and

(iv)	ARM has the right to enter into the Agreement.
15.4	Except as expressly provided in this Agreement, the ARM7TDMI Core. Software, Intellectual Property, and Transfer Materials are licensed “as is” and ARM makes no warranties express, implied or statutory, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose with respect to the ARM7TDMI Core, Software, Intellectual Property and Transfer Materials.

15.5	LGS warrants that LGS shall:
(i)	submit this Agreement for approval by the Korean Government forthwith upon signature by the parties; and

(ii)	use all reasonable endeavours to obtain all or any tax exemption or tax credits applicable to the technology licensed and monies payable under this Agreement.
16.	Infringement

16.1	Each party (the “Delivering Party”) will support the other party (the “Receiving Party”) in any action based on a claim that the materials delivered by the Delivering Party to the Receiving Party under this Agreement (the “Delivered Materials”), when used in accordance with this Agreement, infringe any patent, copyright or trade secret provided that the Receiving Party shall notify the Delivering Party promptly in writing of each such suit. However, a party shall not be obliged to support the other party in any action based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by; (a) the Receiving Party’s manufacturing process; (b) any modification of the Delivered Materials not made by the Delivering Party; or (c) the use of the Delivered Materials in combination with other equipment, technology or software not purchased or licensed from the Delivering Party, provided that such claim would not have occurred but for such combination, modification or enhancement.
16.2	The Receiving Party will support the Delivering Party in any action based on a claim that (a) the process used by or on behalf of the Receiving Party in manufacturing products incorporating, embodying or based upon the Delivered Materials, (b) any modification of the Delivered Materials made by or on behalf of the Receiving Party, or (c) the use of the Delivered Materials in combination with other equipment, software or technology not purchased or licensed from the Delivering Party, provided that such claim would not have occurred but for such combination, modification or enhancement, has infringed any patent, copyright or trade secret provided that the Delivering Party shall notify the Receiving Party promptly in writing of such suits.

16.3	If any Delivered Materials provided to LGS by ARM, or any portion thereof, is finally adjudged to infringe a patent or copyright, ARM shall, at ARM’s election, use its reasonable efforts to; (a) procure the right to continue using the unmodified Delivered Materials; (b) modify the Delivered Materials so that they become non-infringing; (c) replace the unmodified Delivered Materials, or infringing portions thereof, with reasonably equivalent non-infringing products; or (d) pay compensatory damages to LGS, subject to the limitations of Clause 16.6. The provisions of this Clause 16.3 do not extend to any suit based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by; (a) the LGS manufacturing process; (b) any modification of the Delivered Materials not made by ARM; or (c) the use of the Delivered Materials in combination with other equipment, technology or software not purchased or licensed from ARM, provided that such claim would not have occurred but for such combination, modification or enhancement.

16.4	If any Delivered Materials provided to ARM by LGS, or any portion thereof, is finally adjudged to infringe a patent or copyright. LGS shall, at LGS’s election, use its reasonable efforts to; (a) procure the right to continue using the unmodified Delivered Materials; (b) modify the Delivered Materials so that they become non-infringing; (c) replace the unmodified Delivered Materials, or infringing portions thereof, with reasonably equivalent non-infringing products; or (d) pay compensatory damages to ARM subject to the limitations of Clause 16.6. The provisions of this Clause 16.4 do not extend to any suit based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by any modification of the Delivered Materials not made by LGS.

16.5	In the event that there is a final adjudication of infringement, the liability of the Delivering Party for such infringement shall terminate with respect to all damages regarding the infringing intellectual property arising after the date of such final adjudication.

16.6	THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES, AND THE EXCLUSIVE REMEDY FOR THE PARTIES, FOR ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET, MASK WORK OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. ARM AND LGS DISCLAIM ALL OTHER LIABILITY FOR ANY SUCH INFRINGEMENT. INCLUDING ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE SUM OF TWO HUNDRED AND EIGHTY FIVE THOUSAND US DOLLARS (US$285,000) IN THE AGGREGATE FOR ALL PAYMENTS MADE PURSUANT TO ANY CLAIMS IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE PROVISIONS OF THIS CLAUSE 16.

17.	Disclaimer of Consequential Damages

17.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT OR BREACH OF CONTRACT OR OTHERWISE EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH DAMAGES SHALL INCLUDE BUT SHALL NOT BE LIMITED TO THE COST OF REMOVAL AND REINSTALLATION OF GOODS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS OR OTHER ECONOMIC LOSS BUT NOTHING IN THIS CLAUSE SHALL OPERATE TO EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM EITHER PARTY’S NEGLIGENCE.

18.	Term and Termination

18.1	This Agreement shall commence on the Effective Date and continue in force, except as provided by Clause 18.3, unless and until terminated in accordance with the provisions of Clause 18.2.

18.2	Without prejudice to any other right or remedy which may be available to it, either party shall be entitled summarily to terminate this Agreement by giving written notice to the other.
(i)	if the other party has committed a material breach of any of its obligations hereunder which is not capable of remedy; or

(ii)	if the other party has committed a material breach of any of its obligations hereunder which is capable of remedy but which has not been remedied within a period of sixty (60) days following receipt of written notice to do so; or

(iii)	makes any voluntary arrangement with its creditors for the settlement of its debts or becomes subject to an administration order; or

(iv)	has an order made against it. or passes a resolution, for its winding-up (except for the purposes of amalgamation or reconstruction) or has an encumbrancer take possession or has a receiver or similar officer appointed over all or substantially all of its property or assets.
18.3	After a period of seven and one half (7.5) years from the Effective Date of the 1995 Agreement (the “Initial Period”), the licence set forth in Clause 5 shall expire automatically whereupon LGS shall have no further right or licence in respect of the Tools. However, LGS may renew the licence granted under the provisions of Clause 5, subject to the provisions of Clauses 18.3(i) and (ii), for a further term of seven (7) years upon payment of a fee (“Renewal Fee”).
(i)	LGS may exercise its rights to renew, as provided by this Clause 18.3, provided that LGS gives to ARM not less than six (6) months notice in writing of its intention to so renew, expiring on the seventh anniversary of the Effective Date.

(ii)	Upon receipt of LGS’s notice served in accordance with Clause 18.3(i), the parties shall enter into good faith negotiations to agree a reasonable Renewal Fee. For the avoidance of doubt, LGS shall not be entitled to exercise any of the rights contained in Clause 5 unless and until agreement has been reached and the Renewal Fee has been paid to ARM.

18.4	LGS and ARM acknowledge that each and every term and condition of this Agreement has been fully and completely negotiated and such terms and conditions closely relate to each other. In the event that the Korean governmental authorities, including the Korean Fair Trade Commission, during the review of this Agreement require a modification to one or more of the clauses or this Agreement. ARM shall have the option to renegotiate the entire Agreement or accept the applicable modification of the Agreement as required by such governmental authorities.

19.	Effect of Termination

19.1	Upon termination of this Agreement by either party pursuant to Clause 18.2, LGS will immediately discontinue any use and distribution of all ARM Compliant Products, Software, Intellectual Property, Transfer Materials and ARM Confidential Information. LGS shall, at ARM’s option, either destroy or return to ARM any Confidential Information, including any copies thereof in its possession, together with the Transfer Materials and all copies of the Software in its possession. Within one month after termination of this Agreement LGS will furnish to ARM a certificate signed by a duly authorised officer of LGS that to the best of his or her knowledge, information and belief, after due enquiry, LGS has complied with provisions of this Clause. For the avoidance of doubt, any sub-licences of the Software granted by LGS prior to the termination of this Agreement shall survive such termination.

19.2	Upon termination of this Agreement the termination date shall be treated as the end of a Half Year for the purposes of accounting for all Running Royalties due to ARM. Thereafter LGS shall submit a royalty report to ARM in accordance with the provisions of Schedule 6.

19.3	The provisions of Clauses 1, 2.3, 2.4 (in respect of LGS’s obligation to indemnify ARM thereunder), 7, 9 (to the extent that any amounts remain due and unpaid at the date of termination), 14, 16, 17, 19, and 20 shall survive termination or expiration of this Agreement.

20.	General

20.1	All communications between the parties including, but not limited to, notices, royalty reports, error or bug reports, the exercise of options, and support requests shall be in the English language.

20.2	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this Clause. Any such notice may be delivered personally, by commercial overnight courier or facsimile transmission which shall be followed by a hard copy and shall be deemed to have been served if by hand when delivered, if by commercial overnight courier 48 hours after deposit with such courier, and if by facsimile transmission when dispatched.

20.3	Neither party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other.

20.4	Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, third party industrial disputes and governments actions, which are beyond its reasonable control: provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fourteen (14) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party’s time for performance or cure under this Clause 20.4 shall be extended for a period equal to the duration of the cause.

20.5	ARM and LGS are independent parties. Neither company nor their employees, consultants, contractors or agents, are agents, employees or joint venturers of the other party, nor do they have the authority to bind the other party by contract or otherwise to any obligation. Neither party will represent to the contrary, either expressly, implicitly, by appearance or otherwise.

20.6	The parties agree that the terms and conditions of this Agreement shall be treated as Confidential Information hereunder and shall not be disclosed without the consent of both parties.

20.7	Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

20.8	If any provision of this Agreement, or portion thereof, is determined to be invalid or unenforceable the same will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

20.9	The headings to the Clauses of this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

20.10	This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.11	This Agreement, including all Schedules and documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. No amendment to, or modification of, this Agreement shall be binding unless in writing and signed by a duly authorised representative of both parties.

20.12	This Agreement shall be governed by and construed in accordance with the laws of England. In the event that ARM commences proceedings against LGS under this Agreement, the parties agree to submit to the jurisdiction of the Seoul District Court, Korea, for the purpose of hearing and determining any disputes arising out of this Agreement. In the event that LGS commences proceedings against ARM under this Agreement, the parties agree to submit to the jurisdiction of the High Court of Justice, London, England, for the purpose of hearing and determining any disputes arising out of this Agreement.
IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorised representative:

ADVANCED RISC MACHINES LIMITED:		LG SEMICON COMPANY LIMITED:

SIGNED:	/s/ R. K. Saxby	SIGNED:	/s/ B. D. Sun

NAME:	R. K. Saxby	NAME:	Byung-Don Sun

TITLE:	President & CEO	TITLE:	Executive Vice President